Exhibit 95

MINE SAFETY DISCLOSURES

The Company owns and operates a mineral sands mining and separation facility in Starke, Florida, a mineral sands mining facility in Folkston, Georgia, and a mineral sands separation facility in Offerman, Georgia.  The following table provides information about citations, orders and notices issued from the Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (“Mine Act”) for the year ended December 31, 2019.

Mine (MSHA Identification Number)	Section 104 S&S1 Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Starke, FL (0800225)	7	—	—	—	—	$10,113	—	No	No	—	—	—
Mission Mine (0901230)	—	—	—	—	—	$—	—	No	No	—	—	—
Offerman MSP (0901236)	1	—	—	—	—	$371	—	No	No	—	—	—
[1]	S&S refers to significant and substantial violations of mandatory health or safety standards under section 104 of the Mine Act.